As filed with the Securities and Exchange Commission on July 25, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1740409
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James B. Connor

Chief Executive Officer

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Ann C. Dee, Esq. Executive Vice President, General Counsel and Corporate Secretary Duke Realty Corporation 600 East 96th Street, Suite 100 Indianapolis, Indiana 46240 (317) 808-6000	Mark C. Kanaly, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3424 Phone: (404) 881-7000 Facsimile: (404) 881-7777

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, $.01 par value per share	2,000,000	$33.16	$66,320,000	$8,037.99

(1)

The amount of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the New York Stock Exchange on July 19, 2019.
(3)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this registration statement includes 1,474,494 shares of common stock previously registered on a registration statement on Form S-3ASR (File No. 333- 212715), filed by Duke Realty Corporation on July 28, 2016, which remain unsold as of July 25, 2019. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the prior registration statement (File No. 333- 212715) will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

2,000,000 SHARES

COMMON STOCK

This prospectus describes our Direct Stock Purchase and Dividend Reinvestment Plan, or the “Plan”. The Plan is a convenient and economical way for our shareholders and other investors to purchase our common stock and to reinvest all or part of their cash dividends in additional shares of common stock. Some of the features of the Plan are as follows:

•

You may purchase additional shares of common stock by automatically reinvesting all or part of your cash dividends. If we sell you newly issued shares as a result of your reinvestment of dividends, you will receive a 1% discount from the current market price. If we purchase shares sold under the Plan in the open market, you will not receive a discount.

•

You may make optional cash investments in our common stock of $25 to $250,000 each calendar year. If we give our permission, you may make an optional cash investment of more than $250,000, and we may agree from time to time to offer a discount from recent market prices of 0% to 3% for such large purchases.

•

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “DRE.” The closing price of our common stock on July 24, 2019 was $33.30 per share.

To assist us in continuing to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no person may own more than 9.8% (by value or number of shares, whichever is more restrictive) of our outstanding shares of common stock, unless our board of directors waives this limitation. See “Restrictions on Ownership of Shares.”

Investing in our common stock involves risk. You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission, as well as the “Risk Factors” section beginning on page 6 of this prospectus, before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2019.

Exhibit 5.1 Opinion of Alston & Bird LLP

Exhibit 8.1 Tax Opinion of Alston & Bird LLP

Exhibit 23.2 Consent of KPMG

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities.

In this prospectus, the words “Duke Realty,” “we,” “us” and “our” refer to Duke Realty Corporation, and the term “Operating Partnership” refers to Duke Realty Limited Partnership, of which we are the sole General Partner.

You should not assume that the information contained in this prospectus or information incorporated by reference herein is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. A prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, including, without limitation, those related to our future operations, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “strategy,” “continue,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements, although not all forward-looking statements may contain such words. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus or in the information contained in or incorporated by reference into this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

•	changes in general economic and business conditions, including the financial condition of our tenants and the value of our real estate assets;

•	our continued qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes;

•	heightened competition for tenants and potential decreases in property occupancy;

•	potential changes in the financial markets and interest rates;

•	volatility in our stock price and trading volume;

•	our continuing ability to raise funds on favorable terms, or at all;

•	our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

•	potential increases in real estate construction costs;

•

our ability to successfully dispose of properties on terms that are favorable to us, including, without limitation, through one or more transactions that are consistent with our previously disclosed strategic plans;

•	our ability to successfully integrate our acquired properties;

•	our ability to retain our current credit ratings;

•	inherent risks related to disruption of information technology networks and related systems, cyber security attacks and new system implementation;

•	inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; and

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other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (“SEC”).

Although we presently believe that the plans, expectations and anticipated results expressed in or suggested by the forward-looking statements contained in or incorporated by reference into this prospectus are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties, including those beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption “Risk Factors” in this prospectus and in Annual Report on Form 10-K for the year ended December 31, 2018. The risk factors contained in our Annual Report are updated by us from time to time in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC.

SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus, together with the information incorporated by reference, including the risk factors, financial data and related notes, before making an investment decision.

Our Company

We are a self-administered and self-managed REIT that began operations through a related entity in 1972. We specialize in the ownership, management and development of industrial real estate. As of March 31, 2019, we:

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Owned or jointly controlled 529 primarily industrial properties, of which 509 properties with 146.9 million square feet were in service and 20 properties with 9.2 million square feet were under development. The 509 in-service properties were comprised of 469 consolidated properties with 135.7 million square feet and 40 unconsolidated joint venture properties with 11.3 million square feet. The 20 properties under development consisted of 17 consolidated properties with 7.6 million square feet and three unconsolidated joint venture properties with 1.6 million square feet.

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Owned directly, or through ownership interests in unconsolidated joint ventures (with acreage not adjusted for our percentage ownership interest), approximately 1,700 acres of land and controlled approximately 1,000 acres through purchase options.

Our overall strategy is to continue to increase our investment in quality industrial properties primarily through development, on both a speculative and build-to-suit basis, supplemented with acquisitions in higher barrier markets with the highest growth potential.

We provide the following services for our properties and for certain properties owned by third parties and joint ventures:

•	property leasing;

•	property management;

•	asset management;

•	construction;

•	development; and

•	other tenant-related services.

Our principal executive offices are located at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. The telephone number at such address is (317) 808-6000. Our website is located at www.dukerealty.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus supplement or the accompanying prospectus. We make available free of charge, through our corporate website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Additionally, we have regional offices or significant operations in 19 other geographic or metropolitan areas including Atlanta, Georgia; Chicago, Illinois; Cincinnati, Ohio; Columbus, Ohio; Dallas, Texas; Houston, Texas; Minneapolis - St. Paul, Minnesota; Nashville, Tennessee; Raleigh, North Carolina; Savannah, Georgia; Seattle, Washington; St. Louis, Missouri; Washington D.C./Baltimore, Maryland; Central Florida; New Jersey; Northern and Southern California; Pennsylvania and South Florida.

We directly or indirectly hold all of the interests in our properties and land and conduct all of our operations through the Operating Partnership. We control the Operating Partnership as its sole General Partner and owned, as of March 31, 2019, approximately 99% of the Operating Partnership’s issued and outstanding common units. Holders of common units in the Operating Partnership (other than us) may exchange them for our common stock on a one-for-one basis. When common units are exchanged for common stock, our percentage interest in the Operating Partnership increases.

The Offering

Issuer	Duke Realty Corporation

Securities offered by us	2,000,000 shares of common stock, par value $0.01 per share.

NYSE symbol	“DRE”

Manner of offering	Pursuant to our Direct Stock Purchase and Dividend Reinvestment Plan described in this prospectus, or the “Plan.”

Plan Administrator	Equiniti Trust Company d/b/a EQ Shareowner Services

Enrollment in the Plan	To enroll in the Plan:

If you are an existing registered shareowner:

1. Go to shareowneronline.com

2. Select Sign Up Now!

3. Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

4. Go to shareowneronline.com

5. Under Invest in a Plan, select Direct Purchase Plan

6. Select Duke Realty Corporation

7. Under New Investors, select Invest Now

8. Follow instructions on the Buy Shares tab

See Question 3 under “The Plan” for additional information regarding enrollment in the Plan and contact information for the Plan Administrator.

Dividends	The Plan provides participants with the opportunity to automatically reinvest cash dividends on all or a portion of the participant’s common stock in additional shares of our common stock. If we sell newly issued shares as a result of the participant’s reinvestment of dividends, the participant will receive a 1% discount from the current market price. If we purchase shares sold under the Plan in the open market, the participant will not receive a discount.

Plan participants may choose full dividend reinvestment, partial dividend reinvestment, or no dividend reinvestment. If a participant chooses not to have dividends reinvested, then such participant will have the option to receive dividends in the form of a check or may elect to have dividends directly deposited into a specified bank account.

Optional investments	Plan participants may make optional cash investments in our common stock of $25 to $250,000 each calendar year. If we give our permission, participants may make an optional cash investment of more than $250,000, and we may agree from time to time to offer a discount from recent market prices of 0% to 3% for such large purchases.

Sale of Plan shares	Plan participants can sell their Plan shares at any time by submitting a request to sell online, by telephone or through the mail (see “The Plan—Question 3. Who will administer the Plan?—Contact Information”). A check will be issued for the sale proceeds, unless the participant elects to receive the funds by direct deposit into a bank account.

Plan participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til Date/Canceled Limit Order, or Stop Order. See “The Plan— Question 16. How can I sell my shares?” for additional information about sales of shares under the Plan.

Plan participation	Participants may change the terms of their participation in the Plan, except as described in this prospectus, by submitting a change request to the Plan Administrator.

Account statement	Plan participants will receive a transaction statement following each optional cash investment or sale or transfer of shares, and will receive an account statement whenever dividends are reinvested for any month in which the participant’s Plan account had activity showing all transactions year-to-date (shares purchased or sold, amounts invested, amount of dividends, purchase prices) and the total number of shares in the account. See “The Plan— Question 17. What reports will be sent to participants in the Plan?” on page 17 for additional information related to periodic account statements.

Fees	Plan participants pay no fees, commissions or expenses of any kind in connection with dividend reinvestments or investments through the Plan. Plan participants will pay a sale transaction fee and trading fee (commission) for shares sold through the Plan. See “The Plan— Question 22. Who pays the expenses of the Plan?” on page 20 for additional information regarding applicable fees.

Use of proceeds	We intend to use the net proceeds from the sale of the common stock offered by this prospectus for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio. See “Use of Proceeds” on page 7 for additional information regarding our intended use of proceeds.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 6 of this prospectus and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated into this prospectus by reference, risks disclosed in our future filings from time to time with the SEC, and all other information in this prospectus before investing in our common stock.

RISK FACTORS

Our business is subject to uncertainties and risks, and investing in our common stock involves risks. In deciding whether to invest in our common stock, you should carefully consider and evaluate the following risk factors and all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2018 under the section entitled “Item 1A. Risk Factors,” and from our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that we make with the SEC. See also the risks described in “The Plan-Question 30” section of this prospectus. We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results, which could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Future sales or issuances of our common stock may dilute the ownership interest of existing shareholders and depress the trading price of our common stock.

We cannot predict the effect, if any, that future sales of our common stock, including sales pursuant to the equity distribution agreement, or the availability of our common stock for future sale, will have on the market price of shares of our common stock. Future sales or issuances of our common stock may dilute the ownership interests of our existing shareholders, including purchasers of common stock in this offering. In addition, future sales or issuances of substantial amounts of our common stock may be at prices below the offering price of the shares offered by this prospectus supplement and may adversely impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The perception that such sales or issuances may occur could also negatively impact the market price of our common stock.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	our ability to meet quarterly estimates published by securities analysts, which may be based on assumptions which differ from our actual results;

•	publication of research reports about us or the real estate industry, generally;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus; and

•	general market and economic conditions.

In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to ensure that the market price of our common stock will not fall in the future.

We may enter into future acquisitions and take certain actions in connection with such acquisitions that could affect the price of our common stock.

As part of our growth strategy, we expect to continue to regularly review acquisition prospects that would offer business and strategic opportunities. In the event of future acquisitions, we could:

•	use a significant portion of our available cash;

•	issue equity securities, which would dilute the current percentage ownership of our shareholders;

•	incur substantial debt;

•	incur or assume contingent liabilities, known or unknown; and

•	incur amortization expenses related to intangibles.

Any such actions by us could harm our business, financial condition, results of operations or prospects and adversely affect the market price of our common stock.

USE OF PROCEEDS

As required by the terms of the partnership agreement of the Operating Partnership, we must contribute to the Operating Partnership, in exchange for additional common or preferred units of the Operating Partnership, the net proceeds from any sale of shares of our capital stock (including any shares of our common stock or preferred stock or any depositary shares) and from the exercise of rights contained in any options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such shares of capital stock. Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the common stock offered by this prospectus for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio.

THE PLAN

The Plan consists in its entirety of the questions and answers set forth below:

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders and other investors with a convenient and economical method to purchase shares of common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. In addition, the Plan can provide us with a means of raising additional capital for general corporate purposes through sales of common stock under the Plan. Whether significant additional capital is raised may be affected, in part, by our decision to waive the limitations applicable to optional cash investments and by our decision to sell newly issued shares of common stock to fulfill the requirements of the Plan. See Question 12 regarding our criteria for granting a request for waiver.

Registered holders or beneficial owners of common stock and other interested investors may elect to participate in the Plan. You may choose to have cash dividends on all or a portion of your shares automatically reinvested in our common stock. Even if you do not reinvest dividends, you may make optional cash investments to purchase common stock, subject to a minimum investment of $25 and a maximum investment limitation of $250,000 per calendar year.

Interested investors that are not shareholders of Duke Realty may make an initial cash investment in common stock of not less than $250 and not more than $250,000 per calendar year. We will waive the $250 minimum on initial cash investments if you enroll in the automatic investment option. In certain instances, however, we may permit greater optional cash investments. See Question 11 regarding optional cash investments and Question 12 regarding a request for waiver.

Plan Features

2.	What options are available under the Plan?

The following options are available under the Plan:

•

The Plan provides you with the opportunity to automatically reinvest cash dividends on all or a portion of your common stock in additional shares of our common stock at a 1% discount to market prices to the extent such shares are issued from Duke Realty as opposed to being purchased in the open market.

•

In addition to reinvestment of dividends, if you are enrolled in the Plan you may purchase additional shares of common stock pursuant to optional cash investments of not less than $25 and not more than $250,000 (except with our consent) per calendar year. You may make optional cash investments occasionally or at regular intervals, as you desire, and you may make optional cash investments by automatic withdrawal of as little as $25 per investment. You may make optional cash investments even if dividends on your shares are not being reinvested under the Plan.

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If you are not presently one of our shareholders, you may become a participant in the Plan by making an initial cash investment of not less than $250 and not more than $250,000 (except with our consent) to purchase shares of common stock under the Plan. The $250 minimum on initial cash investments will be waived if you enroll in the automatic investment option.

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We may issue shares purchased directly from us under the Plan pursuant to a request for waiver at a discount (ranging between 0-3%) to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $250,000 will not be subject to a discount, but we reserve the right to grant a discount in the future.

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You may fully invest dividends and any optional cash investments because the Plan permits fractional shares to be credited to your account. You may reinvest dividends on whole and fractional shares in additional shares which will be credited to your account. See Question 6.

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You will avoid the need for safekeeping of certificates for shares of common stock credited to your Plan account and may submit for safekeeping of certificates held by you and registered in your name. See Questions 14 and 15.

•	If you are a registered holder in the Plan you may direct the Plan Administrator to sell or transfer all or a portion of your shares held in the Plan. See Question 16.

•	Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify your recordkeeping if you are a registered holder. See Question 17.

However, you should be aware that:

•

You may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, for optional cash investments, there will be no discount for the purchase of shares directly from us, and the granting of a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may lower or eliminate the discount without prior notice to you. We may also, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions from third parties (although we may not effect such a change more than once in any three month period). See Question 12.

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If you reinvest cash dividends, you will be treated for federal income tax purposes as having received a dividend on the dividend payment date. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due. See Question 19.

•	You will not know the actual number of shares purchased under the Plan until after the investment date. See Question 8 regarding the timing of the purchase of shares.

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The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the investment date when the shares are issued. See Question 10 regarding the purchase price of the shares.

•	Execution of sales of shares held in the Plan may be subject to delay. See Question 16.

•	No interest will be paid on funds we hold pending reinvestment or investment. See Question 11.

•	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 25.

Administration

3.	Who will administer the Plan?

Equiniti Trust Company d/b/a EQ Shareowner Services or “EQ” (or a successor thereto), will serve as the Plan Administrator and will purchase shares of our common stock for participants in the Plan, serve as custodian for shares on deposit in the Plan, keep records, send statements of account to participants and perform other duties relating to the Plan. Shares of our common stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each participant in the Plan. EQ Shareowner Services also serves as transfer agent, registrar and dividend paying agent for our common stock.

Contact Information

Internet — shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select Duke Realty Corporation
4.	Under New Investors, select Invest Now
5.	Follow instructions on the Buy Shares tab

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-877-838-2877 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information.

Participation

4.	Who is eligible to participate?

A “registered holder” (which means a shareholder whose shares of common stock are registered in our stock transfer books in his or her name) or a “beneficial owner” (which means a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly. A beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on his or her behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial cash investment in common stock of not less than $250 or more than $250,000 unless granted a request for waiver (in which case such initial investment may exceed $250,000). The $250 minimum on initial cash investments will be waived if you enroll in the automatic investment option. See Question 5 regarding enrollment.

The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the common stock.

If you reside in a jurisdiction in which your participation in the Plan would be unlawful, you will not be eligible to participate in the Plan.

Enrollment

5.	How does an eligible holder of common stock or any other interested investor enroll in the Plan and become a participant?

If you are eligible to participate in the Plan, you may join the Plan at any time. Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or we terminate your participation in the Plan.

The steps you must take to join the Plan vary depending upon whether you are already a registered holder of shares of our common stock.

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If you already own our common stock and the shares are registered in your name, you must complete and submit an Account Authorization Form available online at the Plan Administrator’s website, shareowneronline.com, or complete an Account Authorization Form and mail it to the Plan Administrator. The Account Authorization Form is also available by contacting the Plan Administrator at 1-877-838-2877 (or 1-651-450-4064 if calling from outside of the United States). The Account Authorization Form allows you to indicate how you wish to participate in the Plan.

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If you currently own shares of our common stock and the shares are registered in the name of a bank, broker or other nominee, arrange for the bank, broker or other nominee to register in your name the number of shares of our common stock that you want to include in the Plan. You can then enroll as a shareholder of record, as described above. Once the Plan Administrator receives your transferred shares of common stock from your brokerage account, you will receive an account statement. Alternatively, if you do not want to re-register your shares of common stock, you can enroll in the Plan in the same manner as someone who is not currently a Duke Realty shareholder. This will create a registered account in addition to your brokerage/bank account. In addition, certain nominees may permit beneficial owners to reinvest their dividends in shares of common stock under the Plan while the shares are held in the name of the nominee.

Payroll Deductions — All full-time and part-time employees of Duke Realty may enroll by setting up automatic deductions from your pay by contacting your Human Resources Department. Payroll deductions will begin as soon as administratively possible. Dividends received on shares purchased will automatically be reinvested to purchase additional shares of Duke Realty common stock.

6. What does the Account Authorization Form provide?

As indicated on the Account Authorization Form, you may choose full dividend reinvestment, partial dividend reinvestment, or no dividend reinvestment. If you choose not to have your dividends reinvested, then you will have the option to receive your dividends in the form of a check or you may elect to have your dividends directly deposited into a specified bank account. The Account Authorization Form also directs the Plan Administrator to purchase additional shares of common stock with any optional cash investments you may elect to make.

For each method of dividend reinvestment, cash dividends will be reinvested on all shares other than those designated for payment of cash dividends in the manner specified above until you specify otherwise or withdraw from the Plan altogether, or until the Plan is terminated.

7.	When will participation in the Plan begin?

Participation as to dividend reinvestment will commence with the next investment date after receipt of the Account Authorization Form, provided the Plan Administrator receives it on or before the record date for the payment of the dividend. Participation as to optional cash investments of $250,000 or less will commence with the next investment date, provided the Plan Administrator receives the funds to be invested at least one business day immediately preceding the investment date. See Questions 8 and 10 below to determine the applicable pricing period and investment date for the reinvestment of dividends or optional cash investments of $250,000 or less. Should the funds to be invested arrive after the time indicated above and before the next succeeding investment date, the administrator will hold such funds without interest until they can be invested on the next investment date.

Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the Plan. See Question 18.

Purchases

8.	When will shares be acquired under the Plan?

If shares are being acquired for the Plan directly from us, the administrator will reinvest dividends on each dividend payment date. The administrator will invest optional cash investments of up to the $250,000 annual maximum limit at least once every five business days. The Plan Administrator will invest optional cash investments in excess of the $250,000 annual maximum limit pursuant to approval of a request for waiver according to the terms of the specific waiver pricing announcement. Approved waiver investment requests outside of an announced waiver pricing period will be included on the date of the routine optional cash investment. Each of these dates is referred to as an “investment date.”

If shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of common stock pursuant to the Plan as soon as administratively possible on or after the applicable investment date. The Plan Administrator may commence open market or privately negotiated purchases of common stock for this purpose before the applicable investment date.

In the past, dividend payment dates have occurred on or about the last business day of each February, May, August and November.

Dividends are paid as and when declared by our Board of Directors. We can give you no assurance as to the declaration or payment of a dividend, and nothing contained in the Plan obligates us to declare or pay any such dividend on common stock. The Plan does not represent a guarantee of future dividends.

9.	What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from us or shares on the open market or in privately negotiated transactions from third parties, or a combination of both. Shares purchased directly from us and issued to Plan participants will be shares that are currently classified as authorized but unissued shares of common stock.

10.	At what price will shares be purchased?

The price of shares purchased directly from us as a result of the reinvestment of dividends will be 99% of the greater of:

•	the average of the daily high and low prices reported by the NYSE for the five business days immediately preceding the investment date; or

•	the average of the high and low prices reported by the NYSE for the investment date.

The price of shares purchased directly from us through optional cash investments of $250,000 or less will be 100% of the average of the high and low prices reported by the NYSE for the investment date. The price of shares purchased on the open market for both reinvested dividends and optional cash investments will be the weighted average of the prices paid for all such shares purchased for the Plan on that date. We will pay any commissions for shares that are purchased on the open market.

Shares in excess of the $250,000 annual limit may be purchased pursuant to a request for waiver, as described below in Question 12.

11.	How are optional cash investments/payroll investments made?

All Plan participants are eligible to make optional cash investments at any time.

Optional Cash Investments of up to the $250,000 annual maximum limit should be received by the Plan Administrator at least one business day before each weekly investment date. Optional Cash Investments greater than $250,000 individually or as aggregated on an annual basis and made pursuant to a request for waiver should be received by the administrator one business day before the commencement of the pricing period in order to purchase shares of common stock on the next investment date (see Question 12 for further information regarding submission of requests for waiver).

Payroll investments will take place bi-weekly. The price used to purchase shares directly from us will be 100% of the average of the high and low prices reported by the NYSE for the investment date. The price of shares purchased on the open market will be the weighted average of the prices paid for such shares purchased for the Plan on that date. We will pay any commissions for shares that are purchased on the open market.

Some beneficial owners have their shares held of record by a bank, broker, or other nominee. Certain nominees may permit the beneficial owners to reinvest their dividends in shares of common stock under the Plan. Participation in the Plan through brokers may be on terms and conditions which differ from those set forth in this prospectus, in which case the terms and conditions set by each such broker shall govern. Duke Realty shall not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this prospectus refers to shareholders of record participating directly in the Plan.

Other interested investors that are not our shareholders are also eligible to make an initial common stock investment by submitting an Account Authorization Form.

No interest will be earned on optional cash investments held pending investment. We suggest therefore that any optional cash investment you wish to make be sent so as to reach the Plan Administrator as close as possible to the date it is due. Any questions regarding these dates should be directed to the Plan Administrator at the address or telephone number set forth in Question 3.

Automatic investments — A participant may setup a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Form by mail (see “Question 3. Who will administer the Plan? — Contact Information”). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 10th and/or the 25th of each month and will be invested in Duke Realty common stock within five (5) trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

You should be aware that since investments under the Plan are not made as of specific times or dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor the Plan Administrator can assure a profit or protect against a loss on shares of common stock purchased under the Plan.

All optional cash investments made by check should be made payable to “EQ Shareowner Services” and mailed to the Plan Administrator at the address listed in Question 3. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Plan Administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Plan Administrator at the address listed in Question 3.

12.	What limitations apply to optional cash investments?

Minimum/Maximum Limits. For any investment date, optional cash investments made by our shareholders are subject to a minimum of $25 and an annual maximum of $250,000. Optional cash investments made by interested investors who are not then our shareholders are subject to a minimum initial investment of $250 and an annual maximum of $250,000. We will waive the $250 minimum on initial cash investments if you make automatic monthly investments of $25 or more up to the $250,000 per calendar year maximum investment limit by authorizing automatic withdrawals from your savings or checking account. See Question 8 regarding the determination of investment dates for optional cash investments. Optional cash investments of less than the allowable minimum amount and that portion of any optional cash investment that exceeds the allowable maximum amount will be returned promptly to you without interest, except as noted below.

Submission of Requests for Waiver. Optional cash investments of more than the $250,000 annual limit (including any initial investments in excess of $250,000) (“Large Cash Purchases”) may be made only by investors that submit a request for waiver, including waiver discounts. Large Cash Purchase requests must be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases should call (317) 808-6877 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case information will be provided about submitting a Large Cash Purchase Request Form.

Large Cash Purchase Request Forms may be obtained online at shareowneronline.com. Completed Large Cash Purchase Request Forms must be delivered to waiverdiscount@dukerealty.com and also to EQ Shareowner Services at waiverdiscount@equiniti.com by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. Any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) will be notified by return email or by telephone by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive funds relating to any approved Large Cash Purchase request by wire transfer to the designated account no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of the $250,000 annual investment limit for which we have received Large Cash Purchase requests under the Plan.

Pricing of Large Cash Purchases.

Large Cash Purchases will be priced as follows:

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To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount ranging between 0-3%, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

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We may establish for each pricing period a minimum “threshold” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

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If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

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The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

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If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

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If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during that extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

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We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0% to 3% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

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Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

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If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase within two business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

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We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such un-invested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of the proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $250,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.

13.	What if a participant has more than one account?

For the purpose of the limitations discussed in Question 12, we may aggregate all optional cash investments for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account.

Also for the purpose of such limitations, we may aggregate all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates

14.	Will certificates be issued for share purchases?

The Plan Administrator will hold all shares purchased pursuant to the Plan together in the name of the Plan Administrator or its nominee and credit shares to each individual account in “book entry” form. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon your written request, the Plan Administrator will have certificates issued and delivered for all full shares credited to your account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued.

15.	May a participant add shares of common stock to his or her account by transferring stock certificates that the participant possesses?

A participant may elect to deposit physical Duke Realty common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 4% of the current market value and request a return receipt.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, EQ Shareowner Services can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “EQ Surety Program,” along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a participant for Duke Realty common stock in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

Sale of Shares

16.	How can I sell my shares?

You can sell your Plan shares at any time by submitting a request to sell online, by telephone or through the mail (see “Question 3. Who will administer the Plan?—Contact Information”). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til Date/Canceled Limit Order, or Stop Order.

Batch Order (online, telephone, mail) – Requests to sell shares are aggregated and the total of all shares are sold on the open market. Batch Order sale requests will be completed by the Plan Administrator no later than five business days. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the Plan on the trade date.

Market Order (online or telephone) – During market hours, sale requests will be promptly submitted by the Plan Administrator to a broker. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – Sale requests for a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price on the day the order was placed. The request will be automatically canceled if the price is not met by the end of the trading day.

Good-‘Til -Date/Canceled (GTD/GTC) Limit Order (online or telephone) –Requests to sell shares with a GTD and GTC Limit Order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). The request is automatically canceled if the price is not met by the end of the order period.

Stop Order (online or telephone) – Requests to sell shares will be promptly submitted by the Plan Administrator to a broker for a Stop Order. The sale will be executed when the stock reaches a specified price, at which time the order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Please note that the share price may fluctuate between the time your sale request is received and the time the sale is completed on the open market. Requests received by mail will be processed as a Batch Order.

If you wish to sell any shares currently held in certificate form, you may send them in for deposit to your Plan account and then proceed with the sale.

The Insider Trading Policy provides that the participant may not trade in Duke Realty common stock if in possession of material, non-public information about the corporation. Share sales by employees, affiliates and Section 16 officers must be made in compliance with Duke Realty Corporation Securities Trading Policy Statement.

Reports

17.	What reports will be sent to participants in the Plan?

If you participate in the Plan, you will receive a transaction statement following each optional cash investment or sale or transfer of shares, and will receive an account statement whenever your dividend is reinvested for any month in which your Plan account had activity showing all transactions year-to-date (shares purchased or sold, amounts invested, amount of dividends, purchase prices) and the total number of shares in the account. In the future, we may send quarterly, semi-annual or annual statements rather than monthly statements. If we decide to change the frequency of the account statement, we will notify you. These statements are your continuing record of the tax cost of your purchases of shares of our common stock under the Plan, and should be retained for income tax purposes until such time as you have disposed of all such shares. You will also receive copies of our annual reports to shareholders and proxy statements.

Termination

18.	How do participants terminate their participation in the Plan?

You may terminate participation in the Plan by writing to the Plan Administrator at the address listed in Question 3. You may request:

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that the Plan Administrator send all dividends to the participant by check and continue to hold the participant’s shares in the Plan account (in such case the participant may continue to make optional cash investments);

•	that the Plan Administrator discontinue any automatic withdrawals of funds and purchase of shares;

•	that a certificate be issued for all full shares of common stock held for such participant’s account and a check be issued for the proceeds from the sale of any fractional share equivalent;

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that the Plan Administrator retain all full shares of common stock held for such participant’s account, move these shares to be registered directly with Duke Realty or its transfer agent, and a check be issued for the proceeds from the sale of any fractional share equivalent; or

•	that all full shares and any fractional share equivalent held for such participant’s account be sold and a check issued for the net proceeds, less any applicable transfer tax.

If such a request is received on or after the record date for a dividend, the Plan Administrator will reinvest for the account any cash dividend paid on that account. The request will then be processed as soon as administratively possible after the dividend is reinvested and the additional shares are credited to your account. There will be no cost to you with respect to termination of your reinvestment of dividends through the Plan other than the brokerage costs described below under Question 22 with respect to any shares sold.

If you do not own at least one whole share registered in your name or through the Plan, your participation in the Plan may be terminated. We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan Administrator’s records. If your participation in the Plan has been terminated, the whole shares held in your account will be moved to be directly registered with Duke Realty or its transfer agent in book-entry form and you will receive a check for the cash value of any fractional share held in your account.

Taxes

19.	What are the federal income tax consequences of participating in the Plan?

The following is a summary of certain material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary generally does not discuss your tax consequences unless you are an individual who is either United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

Reinvestment of dividends in the Plan will not avoid the tax that would otherwise apply to the dividends. With respect to shares purchased from us with reinvested dividends, you will be treated for federal income tax purposes as having received a distribution from us equal to the fair market value on the investment date of the shares acquired with the reinvested dividends. To the extent a discount applies with respect to reinvested dividends, the fair market value on the investment date of the shares received will likely exceed the amount of cash dividends that would otherwise be paid to you. Your tax basis in the shares received through reinvested dividends will equal the fair market value of such shares on the investment date. For those shares that are purchased on the open market, commissions we pay will be treated as taxable income to you.

Under a private letter ruling issued by the Internal Revenue Service (“IRS”) to us, the tax treatment of the purchase of shares by a Plan participant under an optional cash investment will differ depending on whether the participant is participating in the dividend reinvestment feature of the Plan.

Optional cash investment participants participating in the dividend reinvestment feature of the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the actual purchase price of the shares.

The tax basis in the shares received by those participants will equal the fair market value of such shares on the investment date.

For those optional cash investment participants not participating in the dividend reinvestment feature of the Plan, the IRS ruling states that no taxable income will be realized as a result of the acquisition of shares.

For those participants, the tax basis in the shares received will equal the amounts paid for such shares.

Your holding period for shares acquired pursuant to the Plan will begin on the day following the investment date.

Distributions by us will be treated as dividends to the extent of our earnings and profits for federal income tax purposes. Dividends that are not designated as “qualified dividend income” or capital gains dividends will generally be taxable as ordinary income, and generally will not constitute “qualified dividend income” that is eligible to be taxed to non-corporate U.S. shareholders at capital gains rates for federal income tax purposes. Under the legislation commonly referred to as the Tax Cuts and Jobs Act, commencing with taxable years beginning on or after January 1, 2018 and continuing through 2025, distributions from REITs that are treated as dividends but are not designated as qualified dividends or capital gains dividends are taxed as ordinary income but are eligible for a deduction of up to 20% of the amount of the dividend in the case of U.S. non-corporate stockholders. The preferential tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from taxable corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock.

In the event that we designate a part or the entire amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held its stock. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are generally subject to a 25% federal income tax rate for individual U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.

When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you may realize gain or loss with respect to such fraction. You may also recognize a gain or loss whenever shares are sold, whether such shares are sold by the Plan Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. If you hold our stock as a capital asset for longer than one year as a capital asset, gain or loss derived from its sale or exchange will be treated as long-term capital gains or loss. The amount of such gain or loss will be the difference between the amount that you realize for the shares and your tax basis of those shares.

High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.is not taken into account in computing net investment income. The 20% deduction for “qualified REIT dividends” described above is not taken into account in computing net investment income. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common or preferred stock.

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a current rate of 24% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

If you are a non-U.S. shareholder whose dividends or distributions are subject to United States income tax withholding, or a domestic shareholder whose dividends or distributions are subject to backup withholding taxes, the Plan administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. The respective participants will be advised of the amounts withheld.

Non-U.S. shareholders who elect to make optional cash investments only will receive cash dividends or distributions on stock registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in U.S. dollars and will be invested in the same way as payments from other participants.

The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, you are advised to consult your own tax advisor with respect to the tax consequences applicable to your particular situation.

Other Provisions

20.	What happens if a participant sells or transfers shares of stock or acquires additional shares of stock?

If you have elected to have dividends automatically reinvested in the Plan and subsequently sell or transfer all or any part of the shares registered in your name, automatic reinvestment will continue as long as shares are registered in your name or held for you by the Plan Administrator or until termination of enrollment. Similarly, if you have elected the Full or Partial Dividend Reinvestment option under the Plan and subsequently acquire additional shares registered in your name, the Plan Administrator will automatically reinvest dividends paid on such shares until termination of enrollment. If, however, you have elected the Optional Cash Investments Only option and subsequently acquire additional shares that are registered in your name, the Plan Administrator will not automatically reinvest dividends paid on such shares under the Plan. See Question 6. You may change your election at any time online, by telephone or by sending a new Account Authorization Form by mail.

21.	How will a participant’s shares be voted?

Participants in the Plan will receive voting materials and have the sole right to vote the common stock of Duke Realty represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read all information contained in the proxy materials carefully before voting. Votes may be submitted either online, by telephone or by signing, dating and returning the proxy card delivered to the participant in connection with the meeting. A participant’s shares will be voted in accordance with the most recent submitted instructions.

22.	Who pays the expenses of the Plan?

You pay no fees, commissions or expenses of any kind in connection with dividend reinvestments or investments through the Plan. You will pay a sale transaction fee and trading fee (commission) for shares sold through the Plan.

The following is a summary of the investment policies and fees:

Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00
* Or 10 minimum recurring automatic investments	$25.00
Minimum one-time optional cash investment	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum annual investment	$250,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None
Investment fees
Initial enrollment (new investors only)	Company Paid
Dividend reinvestment	Company Paid
Employee payroll deduction investment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

23.	What are the responsibilities of Duke Realty or the Plan Administrator under the Plan?

Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of the common stock. Neither we nor the Plan Administrator have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

You should recognize that we cannot assure a profit or protect against a loss on the shares you purchase under the Plan, and we take no position on whether shareholders or investors should participate in the Plan.

24.	What happens if we issue a stock dividend or subscription rights or declare a stock split?

Any stock dividend or stock split that we may declare will be automatically credited to your Plan account. In the event that we make subscription rights to purchase additional shares of common stock or other securities available to the holders of our common stock, the Plan Administrator will sell the rights accruing to all shares held by the Plan Administrator for Plan participants and will apply the net proceeds of such sale to the purchase of common stock prior to or with the next common stock investment. We will, however, inform you in advance of any subscription offer so that if you do not want the Plan Administrator to sell such rights and invest the proceeds you can transfer all shares held under the Plan to your own name by a given date. This will permit you to personally exercise, transfer or sell the rights on such shares. The Plan Administrator must receive any such request at least three business days before the record date for distribution of the rights. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split, or other corporate action.

25.	May shares in a participant’s account be pledged?

No shares credited to your account may be pledged and any such purported pledge will be void. If you wish to pledge shares, those shares must be withdrawn from the Plan.

26.	May a participant transfer all or a part of the participant’s shares held in the Plan to another person?

You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise, by mailing to the Plan Administrator at the address in Question 3 a properly executed Stock Power Form, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the Stock Power Form. The Plan Administrator will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in your Plan account, the Plan Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

27.	May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any amendments or modifications made to, or any suspension or termination of, the Plan.

28.	What transactions can I conduct through the Plan Administrator’s online service?

The Plan Administrator offers you a convenient way to invest in our common stock completely online at shareowneronline.com, without having to send in any forms or checks by mail. Through the Plan Administrator’s online services, you may:

•	enroll in the Plan;

•	authorize a one-time withdrawal of funds from your North American financial institution account to make your initial investment or to purchase additional shares of our common stock;

•	establish automatic monthly or semi-monthly investments;

•	change your dividend reinvestment election;

•	review your transaction history and position summary;

•	change or terminate automatic investments;

•	arrange for online sales of some or all of your shares;

•	download enrollment and other forms;

•	update personal information; and

•	receive transaction confirmations via email.

You can access these services through the investor relations section of our website, www.dukerealty.com, or at the Plan Administrator’s website, shareowneronline.com. Participation in the Plan is entirely voluntary.

If you are currently a shareholder, you will need your social security number and your ten (10) digit account number or PIN number to access your account online. If you don’t have a PIN number, contact the Plan Administrator.

29.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, or the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, or the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

In addition, the purchase price for shares acquired through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

30.	What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be any number of additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

You have no control over the share price or timing of the sale or purchase of shares under the Plan. You cannot designate a specific price or date at which to sell or purchase shares under the Plan. As a result, if you send in an initial or optional cash payment, the market price of our common stock could either increase or decrease before your funds are used to purchase shares. In addition, you will not know the exact number of shares purchased until after the investment date. Similarly, the market price of our common stock could increase or decrease between the time you direct the Plan Administrator to sell Plan shares and when the Plan Administrator executes the sale on your behalf.

•

We may not be able to pay dividends. In order to qualify as a REIT, we must distribute dividends to our shareholders equal to at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify including for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

•

We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay in connection with initial and optional cash investments under the Plan. We may, without giving you prior written notice, decide to instruct the Plan Administrator to purchase shares of our common stock directly from third parties through open market transactions. Such purchases, with respect to initial and optional cash investments, will be subject to any brokerage commission that the Plan Administrator is required to pay.

•

No discount may be available for any or all initial investments or optional cash investments. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $250,000, a discount for one transaction will not ensure the availability of a discount or the same discount for future transactions. For each transaction, we may change or eliminate the discount without giving you prior notice.

•

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

Other important factors and risks are identified in our most recent Annual Reports on Form 10-K and are updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.

DESCRIPTION OF COMMON STOCK

The following description of shares of our common stock, par value $.01 per share, is a summary only and is subject to applicable provisions of the Indiana Business Corporation Law and to our articles of incorporation and bylaws. You should refer to, and read this summary together with, our articles of incorporation and bylaws to review all of the terms of our common stock.

General

Our authorized capital stock includes 600 million shares of common stock, $.01 par value per share. As of June 30, 2019, we had 360,624,751 shares of common stock outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights. All shares of common stock issued will be duly authorized and issued, fully paid, and non-assessable.

Holders of common stock have no right to cumulative voting for the election of directors. Consequently, because each member of our board of directors serves only a one-year term, a majority of the shareholders present in person or represented by proxy and entitled to vote are able to elect all of the directors at each annual shareholders’ meeting.

Our shares of common stock currently outstanding are listed on the New York Stock Exchange under the symbol “DRE.” We will apply to the New York Stock Exchange to list any newly issued shares of common stock to be sold pursuant to the Plan, and we anticipate that any such shares will be listed on the New York Stock Exchange.

Our shareholders are entitled to share ratably in our assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock that may then be outstanding and to the provisions of our articles of incorporation regarding restrictions on ownership and transfer of our stock to preserve our status as a REIT for federal income tax purposes.

Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of common stock without the approval of our shareholders.

Under Indiana law, shareholders are generally not liable for our debts or obligations. If we are liquidated, after payment or provision for all of our known debts and liabilities and any preferential distributions required to be made to holders of preferred stock, each outstanding share of common stock will be entitled to participate on a pro rata basis in the remaining assets.

Dividends

Holders of shares of our common stock are entitled to receive dividends only when, as and if approved by our board of directors out of assets legally available for the payment of dividends. Please see “Federal Income Tax Considerations — Taxation of U.S. Shareholders” for a description of the tax effect of dividends and distributions to our shareholders, and the dividend requirements that we must satisfy to maintain our status as a REIT. We currently intend to continue to pay quarterly dividends.

Change of Control Provisions

Under Indiana law, shareholders holding a majority of the shares voting must approve any transaction pursuant to which we would merge with another entity or would sell all or substantially all of our assets. Our articles of incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control, including:

•	a requirement that certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of our capital stock:

o	be approved by a vote of the holders of 80% of the issued and outstanding shares of our capital stock;

o	be approved by three-fourths of the continuing directors; or

o	provide for payment to shareholders for their shares of at least a specified price;

•

a requirement that any amendment or alteration of certain provisions of the articles of incorporation affecting change of control be approved by the holders of 80% of our issued and outstanding capital stock; and

•

a limitation that directors may be removed only for “cause” and only with the affirmative vote of at least a majority of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

The partnership agreement for the Operating Partnership also contains provisions that could discourage transactions involving an actual or threatened change of control of Duke Realty, including:

•

a requirement that holders of at least 90% of the outstanding partnership units held by Duke Realty and other unit holders approve any voluntary sale, exchange, merger, consolidation or other disposition of all or substantially all of the assets of the Operating Partnership in one or more transactions other than a disposition occurring upon a financing or refinancing of the Operating Partnership;

•	a restriction against any assignment or transfer by Duke Realty of its interest in the Operating Partnership; and

•	a requirement that holders of more than 90% of the partnership units approve:

o

any merger, consolidation or other combination of Duke Realty with another entity, unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for units;

o	any sale of all or substantially all of Duke Realty’s assets; or

o	any reclassification or recapitalization or change of outstanding shares of common stock other than certain changes in par value, stock splits, stock dividends or combinations.

Our directors who are not officers or employees and who do not hold partnership units will vote on these matters.

Restrictions on Ownership and Transfer

In order to qualify as a REIT for federal income tax purposes, we must meet the following requirements:

•

no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities) at any time during the last half of a taxable year; and

•	our stock must be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of a shorter taxable year.

Because we expect to continue to qualify as a REIT, our articles of incorporation contain restrictions intended to ensure compliance with these requirements. Subject to certain exceptions detailed below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock. We refer to these restrictions, collectively, as the “ownership limit.”

Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to the board of directors as we may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as we deem appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, the board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our articles of incorporation also prohibit:

•

any person from beneficially or constructively owning shares of stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our articles of incorporation, relating to the restrictions on ownership and transfer of our stock will not apply if the board of directors determines that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our articles of incorporation or the board of directors), us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or us otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our articles of incorporation or the board of directors), us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or us otherwise failing to qualify as a REIT will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any such shares held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to such shares held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Indiana law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our articles of incorporation. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•

the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, which will generally be the last sales price reported on the NYSE, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•

the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the shareholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

Any certificated shares of our stock will bear a legend referring to the restrictions described above.

Limitations of Liability and Indemnification of Directors and Officers

Indiana law and our articles of incorporation generally exculpate each director and officer in actions by us or by our shareholders in derivative actions from liability, except in the case of:

•	any breach of the director’s duty of loyalty to Duke Realty or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting for or assenting to an unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

The articles of incorporation also provide that we will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Indiana law. Indiana law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party, so long as:

•	the individual’s conduct was in good faith;

•

the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and, in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and

•

in the case of a criminal proceeding, the individual either had reasonable cause to believe the individual’s conduct was lawful or had no reasonable cause to believe the individual’s conduct was unlawful.

We believe that the exculpation and indemnification provisions in our articles of incorporation help induce qualified individuals to agree to serve as officers and directors of Duke Realty by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in our articles of incorporation and Indiana law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain a policy of directors and officers’ liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over Duke Realty against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Shareholder Liability

Indiana law provides that no shareholder, including holders of common stock, will be personally liable for our acts and obligations except that a shareholder may become personally liable by reason of the shareholder’s own acts or conduct.

Registrar and Transfer Agent

The registrar and transfer agent for the common stock is Equiniti Trust Company.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material federal income tax consequences relating to the taxation of us as a REIT and to the purchase, ownership and disposition of our common stock.

Because this summary is intended only to address certain material federal income tax consequences relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•

special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization (except to the extent discussed under “Treatment of Tax-Exempt Shareholders”), a broker-dealer, a non-U.S. person (except to the extent discussed under “Special Tax Considerations for Non U.S. Shareholders”), a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”);

•	this summary generally does not address state, local or non-U.S. tax considerations;

•	this summary deals only with shareholders that hold our stock as “capital assets” within the meaning of Section 1221 of the Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.

You should review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

We base the information in this section on the current Code, current final, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Tax legislation commonly referred to as the Tax Cuts and Jobs Act was signed into law on December 22, 2017. The Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, generally effective for taxable years beginning after December 31, 2017. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The IRS has issued significant proposed guidance under the Tax Cuts and Jobs Act, but guidance on additional issues, finalization of proposed guidance and possible technical corrections legislation may adversely affect us or our stockholders. In addition, further changes to the tax laws, unrelated to the Tax Cuts and Jobs Act, are possible. Prospective shareholders are urged to consult with their tax advisors with respect to the effects of the Tax Cuts and Jobs Act and any other regulatory or administrative developments and proposals and their potential effect on investment in our common stock.

We urge you, as a prospective participant in the Plan, to consult your tax advisor regarding the specific tax consequences to you of participation in the Plan, a purchase of shares of common stock, ownership and sale of shares of common stock and of our election to be taxed as a REIT, including the federal, state, local, non-U.S. and other tax consequences of such participation, purchase, ownership, sale and election, the changes made in the Tax Cuts and Jobs Act and potential changes in applicable tax laws.

Taxation of Our Company as a REIT

We believe that, commencing with our taxable year ended December 31, 1986, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

Federal Income Taxation of Our Company

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders, substantially eliminating the federal “double taxation” on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

•	we will be taxed at regular corporate rates on our undistributed “REIT taxable income,” including undistributed net capital gains;

•

if we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate income tax rate on such income;

•

if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) unless we qualify for a safe harbor exception, such income will be subject to a 100% tax;

•

if we should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of the amount by which the 75% gross income test was not satisfied or the amount by which the 95% gross income test was not satisfied, in each case, multiplied by a fraction intended to reflect our profitability;

•

if (i) we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test) due to reasonable cause and not to willful neglect, (ii) we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and (iii) we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest corporate income tax rate;

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if we fail to satisfy any of the REIT qualification requirements other than the gross income and asset tests and such failure is due to reasonable cause, we may avoid disqualification as a REIT by, among other things, paying a penalty of $50,000 or more in certain cases;

•	if we fail to distribute during each year at least the sum of:

o	85% of our ordinary income for such year,

o	95% of our capital gain net income for such year, and

o	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed;

•

if we should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction, no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 5-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate income rate on the lesser of the amount of gain that we recognize at the time of the disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax;”

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders;

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if we elect to retain and pay income tax on our net long-term capital gain, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would receive a credit for its proportionate share of the tax we paid; and

•

we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of any amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic taxable REIT subsidiary in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements For Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions.

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT rules;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

•	that has at least 100 persons as beneficial owners;

•

during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities);

•	that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses the calendar year as its taxable year; and

•	that satisfies the gross income tests, the asset tests, and the distribution tests, described below.

The Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Code, and not the pension or profit-sharing trust itself, are treated as REIT shareholders. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our stock for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our articles of incorporation currently include restrictions regarding transfer of our stock that assist us in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. Other wholly owned entities, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states. All assets, liabilities and items of income, deduction and credit of other disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of their sole member and may be reattributed if that sole member is a partnership or another disregarded entity.

A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s income, in both cases being based on its relative capital interest in the partnership. (For purposes of this discussion, references to a “partnership” include a limited liability company or other entity treated as a partnership for U.S. federal income tax purposes, and references to a “Partner” include a member of such a limited liability company or other such entity.) However, solely for purposes of the 10% value test described below (see “-Asset Tests”), the determination of a REIT’s interest in a partnership’s assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

We have control of the Operating Partnership and intend to operate it in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner in any partnership and such partnership takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such partnership. In addition, it is possible that a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

A REIT is not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT for purposes of the REIT asset tests, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary for purposes of the REIT gross income tests. Because we would not include the assets and income of a taxable REIT subsidiary in determining our compliance with the REIT gross income and asset tests, we may use taxable REIT subsidiaries to undertake indirectly activities that the REIT rules might otherwise preclude us from engaging in directly or through pass-through subsidiaries (e.g. activities that give rise to certain categories of income such as management fees).

We own direct or indirect interests in a number of taxable REIT subsidiaries, such as Duke Realty Construction, Inc. Our taxable REIT subsidiaries are entities that are classified as corporations for U.S. federal income tax purposes in which Duke Realty directly or indirectly owns stock and that elect, together with us, to be treated as our taxable REIT subsidiaries. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary may perform certain tenant services without causing us to receive impermissible tenant services income under the REIT gross income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of any amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

Gross Income Tests. In order to maintain qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least 95% of our gross income for each taxable year from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities. Gross income from prohibited transactions, income with respect to certain hedging transactions, and certain foreign currency gains are disregarded in applying the gross income tests.

As noted above, we are subject to a 100% penalty tax on income from prohibited transactions (generally, income derived from the sale of property primarily held for sale to customers in the ordinary course of business). The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. However, if the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year may be up to 20% of the aggregate adjusted basis or 20% of the fair market value. In certain years, we have made sales that did not qualify for the safe harbor but that we believe were not sales of property held for sale in the ordinary course of business and were not prohibited transactions, and we may make sales in the future that do not satisfy the safe harbors. The IRS could challenge our analysis of the facts and circumstances and treatment of such sales.

Any income from (i) a hedging transaction that is clearly and timely identified and that hedges indebtedness incurred or to be incurred to acquire or carry real estate assets, (ii) a clearly and timely identified transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income that would qualify under a 75% or the 95% gross income tests, or (iii) a transaction that hedges existing hedging positions after a portion of the hedged indebtedness or property is disposed of will be disregarded (rather than being treated either as qualifying income or non-qualifying income) for purposes of the 75% and the 95% gross income tests. Hedging income that does not meet these requirements will be treated as non-qualifying income for purposes of the 75% and the 95% gross income tests.

Any income from foreign currency gain that is “real estate foreign exchange gain” as defined in the Code will be disregarded for purposes of the 75% gross income tests. “Real estate foreign exchange gain” includes foreign currency gains attributable to (i) any item of income or gain that would qualify under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property, (iv) remittances from qualified business units that meet the 75% gross income test for the taxable year and the 75% asset test at the close of each quarter, and (v) any other foreign currency gain as determined by the IRS. Other foreign currency gain, if such currency gain is “passive foreign exchange gain” as defined in the Code, will be disregarded for purposes of the 95% gross income test. “Passive foreign exchange gain” includes foreign currency gains attributable to (i) real estate foreign exchange gain, (ii) any item of income or gain that would qualify under the 95% gross income test, (iii) the acquisition or ownership of obligations, (iv) becoming or being the obligor under the obligations, and (v) any other foreign currency gain as determined by the IRS.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if we, or an owner of 10% of more of our outstanding stock, directly or constructively, own 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property if it exceeds 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”

We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person. We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

The Operating Partnership does provide some services with respect to the properties. We believe that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

We, including the Operating Partnership, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

If we fail to satisfy the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Code. This relief provision generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests.

We cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests. At the close of each quarter of our taxable year, we also must satisfy multiple tests relating to the nature and diversification of our assets.

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At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. The term “real estate assets” includes real property, personal property that generates rents from real property, certain kinds of mortgage-backed securities and mortgage loans, stock of other REITs, and debt instruments issued by publicly offered REITs.

•	No more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•	Except for equity investments in REITs, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test:

o	the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

o	we may not own more than 10% of any one issuer’s outstanding voting securities; and

o	we may not own more than 10% of the value of the outstanding securities of any one issuer.

•	No more than 20% (for any taxable year beginning after December 31, 2017) of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

•	Not more than 25% of the value of our assets may consist of nonqualified publicly offered REIT debt instruments.

Certain types of securities are disregarded as securities for purposes of the 10% value limitation discussed above including, (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. Special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

We believe that the aggregate value of our securities issued by our taxable REIT subsidiaries does not exceed 20% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT or a taxable REIT subsidiary, we believe that the value of the securities, including debt, of any such issuer owned (or treated as owned) by us does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. We do not appraise the securities we hold, and the IRS could disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

After the 30-day cure period, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause that are larger than this amount, a REIT may avoid disqualification as a REIT after the 30-day cure period, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six-month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirement

To qualify for taxation as a REIT, the Code requires that we make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to (a) the sum of: (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain), and (2) 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

We generally must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on in January of the following year, we will be treated as having paid, and our stockholders will be treated as having received, the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and are made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

Even if we satisfy the foregoing distribution requirement, we will be subject to regular corporate income tax thereon to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. Furthermore, if we fail to distribute at least the sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

In addition, if during the 5-year recognition period, we dispose of any asset subject to the Built-in Gains Tax Rules described above, we must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirement and, generally, avoid income and excise taxes. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet the distribution requirement.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to satisfy the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to satisfy the distribution requirement or avoid such income or excise taxation. Under IRS Revenue Procedure 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits).

The Tax Cuts and Jobs Act contains provisions that may change the way that we calculate our REIT taxable income and that our subsidiaries calculate their taxable income in taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, we may have to accrue certain items of income before they would otherwise be taken into income under the Code if they are taken into account in our applicable financial statements. We have not yet identified any material import of this provision. Additionally, for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act limits interest deductions for businesses, whether in corporate or pass-through form, to the sum of the taxpayer’s business interest income for the tax year and 30% of the taxpayer’s adjusted taxable income for the tax year. Proposed Treasury Regulations would define interest expansively to cover various amounts not otherwise treated as interest. This limitation could apply to our operating partnership, underlying partnerships and our taxable REIT subsidiaries. This limitation does not apply to an “electing real property trade or business.” We have not yet determined whether we or any of our subsidiaries will elect out of the new interest expense limitation or whether each of our subsidiaries is eligible to elect out. One consequence of electing to be an “electing real property trade or business” is that the new expensing rules will not apply to certain property used in an electing real property trade or business. In addition, in the case of an electing real property trade or business, real property and “qualified improvement property” are depreciated under the alternative depreciation system over longer useful lives. Finally, there are new limitations on use of net operating losses arising in taxable years beginning after December 31, 2017.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to satisfy the 90% annual distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure To Qualify

A violation of a REIT requirement other than the gross income tests or the asset tests will not cause us to lose our qualification as a REIT if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the provision. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate income tax rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to shareholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Code, and corporate shareholders may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Shareholders

As used in this prospectus, the term “U.S. Shareholder” means a holder of our stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source;

•

is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	is an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

For U.S. federal income tax purposes, income earned through an entity that is classified as a partnership for U.S. federal income tax purposes, regardless of where it was organized, is generally attributed to its partners. Accordingly, the U.S. federal income tax treatment of a partner in a partnership that holds our stock will generally depend on the status of the partner and the activities of the partnership. Prospective shareholders that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of our stock.

For any taxable year for which we qualify for taxation as a REIT, taxable U.S. Shareholders will be taxed as discussed below.

Distributions Generally. The federal income tax treatment of distributions that you receive depends upon (i) the extent to which they are paid from our current or accumulated earnings and profits and, accordingly, treated as dividends and (ii) whether any portion of such distributions are designated as qualified dividend income or capital gain dividends, both of which are taxable at capital gains rates that do not exceed 20% for non-corporate U.S. Shareholders. Distributions from REITs that are treated as dividends but are not designated as qualified dividend income or capital gain dividends (“qualified REIT dividends”) are treated as ordinary income. For taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate taxpayers are entitled to a deduction of up to 20% of their qualified REIT dividends. The amount of the deduction may be up to 20% of the amount of the non-corporate U.S. Shareholder’s aggregate qualified dividend income, but may be less than 20% of the amount of qualified REIT dividends if the U.S. shareholder has losses from publicly traded partnerships or the U.S. Shareholder’s taxable income, not taking into account net capital gain, is less than the amount of the U.S. Shareholder’s qualified REIT dividends. In addition, Treasury Regulations under section 199A of the Internal Revenue Code of 1986, as amended (the “Code”), impose a minimum holding period for the 20% deduction that was not set forth in the Code. Under the Treasury Regulations, in order for a REIT dividend with respect to a share of REIT stock to be treated as a qualified REIT dividend, the U.S. Shareholder (i) must have held the share for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend and (ii) cannot have been under an obligation to make related payments with respect to positions in substantially similar or related property, e.g., pursuant to a short sale.

Dividends received from REITs are generally not eligible to be taxed at the lower capital gain rates applicable to individuals for “qualified dividends” from C corporations (i.e., corporations generally subject to U.S. federal corporate income tax). However, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). In addition, dividends received from a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year.

Dividends we pay are not eligible for the dividends-received deduction for corporations.

To the extent that we make a distribution in excess of our positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder’s stock, and then any distribution in excess of such basis will be taxable to the U.S. Shareholder as gain realized from the sale of its stock.

Dividends we declare in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Dividends. Distributions to U.S. Shareholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held his or her stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

We may elect to retain and pay income tax on net long-term capital gain that we received during the tax year. In this instance, U.S. Shareholders will include in their income their proportionate share of the undistributed long-term capital gains as we designated. The U.S. Shareholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such shareholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Shareholders’ shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Any long-term capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 20%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designate as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a maximum rate of 20%) or at the 25% rate applicable to unrecaptured depreciation.

Passive Activity Losses, Excess Business Losses and Investment Interest Limitations. Dividends we distribute and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Similarly, for taxable years beginning after December 31, 2017, non-corporate U.S. shareholders cannot apply “excess business losses” against dividends that we distribute and gains arising from the disposition of our common stock. Dividends generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock or capital gain dividends generally will be excluded from investment income unless the U.S. Shareholder elects to have the gain taxed at ordinary income rates. Shareholders are not allowed to include on their own federal income tax returns any tax losses that we incur.

Dispositions of Shares. In general, U.S. Shareholders will realize capital gain or loss on the disposition of our stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that shareholder’s adjusted basis in the stock. This gain or loss will be a capital gain or loss if the U.S. Shareholder has held the shares as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if the shareholder has held the asset for more than one year, it will produce long-term capital gain) and the shareholder’s tax bracket (the maximum rate for non-corporate taxpayers currently being 20%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of our stock that would correspond to our “unrecaptured Section 1250 gain.” Shareholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of stock that the shareholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Unearned Income Medicare Tax. High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. The 20% deduction for “qualified REIT dividends” described above is not taken into account in computing net investment income. U.S. Shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Treatment of Tax-Exempt Shareholders. Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the shareholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of a “pension-held REIT” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

Special Tax Considerations For Non-U.S. Shareholders

In general, non-U.S. Shareholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

Distributions

Distributions by us that are not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in its stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

Distributions by us with respect to our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be treated as ordinary dividends (taxed as described above) to a non-U.S. Shareholder as long as our common stock is “regularly traded” on an established securities market if the non-U.S. Shareholder did not own more than 10% of such class of stock at any time during the one-year period preceding the distribution. Capital gain dividends distributed to a non-U.S. Shareholder that held more than 10% of our common stock in the year preceding the distribution will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Shareholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a non-U.S. Shareholder will be required to report such gains on U.S. federal income tax returns and will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of our stock generally should be treated with respect to non-U.S. Shareholders in the same manner as actual distributions by us of capital gain dividends.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends. In addition, we may be required to withhold 15% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s U.S. federal income tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder unless:

•	a lower treaty rate applies and the non-U.S. Shareholder files with us an appropriate IRS Form W-8 evidencing eligibility for that reduced treaty rate;

•

the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or

•

the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at the maximum corporate income tax rate.

Dispositions of Our Common Stock

Unless our stock constitutes a “United States real property interest” within the meaning of FIRPTA, a sale of our stock by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our stock will not constitute a United States real property interest if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders.

We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our stock will not be subject to taxation under FIRPTA. However, because our stock will be publicly traded, we cannot assure you that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Shareholder’s sale of our stock would be subject to tax under FIRPTA as a sale of a United States real property interest unless the stock were “regularly traded” on an established securities market (such as the New York Stock Exchange) on which the stock will be listed and the selling shareholder owned no more than 10% of the common stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our stock is not a United States real property interest, a nonresident alien individual’s gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S.-source capital gains.

A purchaser of our stock from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is “regularly traded” on an established securities market. Otherwise, the purchaser of our stock from a non-U.S. Shareholder may be required to withhold 15% of the purchase price and remit this amount to the IRS. Our common stock currently is traded on the New York Stock Exchange. We believe that we qualify under the regularly traded exception to withholding, but we cannot provide any assurance to that effect.

Qualified Shareholders

Generally, a “qualified shareholder” (as defined in the Code) who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to FIRPTA on distributions by us or dispositions of our common stock. While a qualified shareholder will not be subject to FIRPTA on distributions by us or dispositions of our common stock, a distribution to a qualified shareholder that otherwise would have been taxable under FIRPTA will be treated as an ordinary dividend, and certain investors of a qualified shareholder (i.e., non-U.S. persons who hold interests in the qualified shareholder (other than interests solely as a creditor), and hold more than 10% of our common stock (whether or not by reason of the investor’s ownership in the qualified shareholder)) may be subject to FIRPTA and FIRPTA withholding.

Qualified Foreign Pension Funds

A qualified foreign pension fund (as defined in the Code) (or an entity all of the interests of which are held by a qualified foreign pension fund) that holds our common stock directly or indirectly (through one or more partnerships) will not be subject to FIRPTA on distributions by us or dispositions of our common stock.

FATCA Withholding

Withholding at a rate of 30% is required on dividends paid in respect of shares of our common stock to certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our shares are held may affect the determination of whether such withholding is required. Similarly, dividends paid in respect of our shares to an investor that is a passive non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. While withholding under FATCA would also have applied to payments of gross proceeds from the disposition of stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on gross proceeds payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

Estate Tax

If our shares are owned or treated as owned by an individual who is not a U.S. citizen or resident (as specifically defined for federal estate tax purposes) at the time of the individual’s death, the shares will be includible in the individual’s gross estate for federal estate tax purposes and may be subject to federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding Tax

U.S. Shareholders. In general, information reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s federal income tax and may entitle the shareholder to a refund, provided that the shareholder furnishes the required information to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Shareholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Shareholder’s foreign status and has no actual knowledge to the contrary.

Tax Basis and Other Information Reporting. Brokers are subject to information reporting requirements relating to certain transactions involving shares of our capital stock acquired on or after January 1, 2011 by a shareholder other than an exempt recipient (“covered stock”). Specifically, upon the transfer or redemption of shares of covered stock, the broker must report certain information to the shareholder and the IRS, including the adjusted tax basis of the shares and whether any gain or loss recognized on the transfer or redemption is long-term or short-term. Shares of covered stock will be transferred or redeemed on a “first in/first out” basis unless the shareholder identifies specific lots to be transferred or redeemed in a timely manner.

If we take an organizational action such as a stock split, merger, or acquisition that affects the tax basis of shares of covered stock or even make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and the IRS (or post on our primary public Web site) a description of the action and the quantitative effect of that action on the tax basis of the applicable shares. Although corporations generally qualify as exempt recipients, an S corporation will not qualify as an exempt recipient with respect to shares of our common stock that the S corporation acquires on or after January 1, 2012. Thus, the transfer or redemption of shares of our capital stock acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Brokers may be subject to transfer statement reporting on certain transactions not otherwise subject to the reporting requirements discussed above (excluding transactions involving shares acquired before January 1, 2011). Transfer statements, however, are issued only between “brokers” and are not issued to shareholders or the IRS.

Shareholders are encouraged to consult their tax advisors regarding the application of the information reporting rules discussed above to their investment in our common stock.

Tax Aspects of the Operating Partnership

General. The Operating Partnership holds substantially all of our investments. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by the Operating Partnership.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a “book-tax difference.” These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who have contributed interests in appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and we generally will be allocated only our share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause us to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement.

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method” that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. For most property contributions, we, along with the Operating Partnership, have determined to use the “traditional method” for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to shareholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. We, along with the Operating Partnership, have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest. Our adjusted tax basis in our interest in the Operating Partnership generally:

•	will equal the amount of cash and the basis of any other property that we contributed to the Operating Partnership;

•	will increase by our allocable share of the Operating Partnership’s income and our allocable share of debt of the Operating Partnership; and

•

will decrease, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us, and constructive distributions resulting from a reduction in our share of debt of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to us. This taxable income normally will be characterized as long-term capital gain if we have held our interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Shareholders, to the extent designated by us as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties. Our share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100s% penalty tax unless a safe harbor exception applies. Prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

Partnership Audits. For partnership tax returns for taxable years beginning after December 31, 2017, new rules apply for U.S. federal income tax audits of partnerships. Such audits will continue to be conducted at the entity level, but unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under the alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any of our Operating Partnership or any of its subsidiary partnerships are able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will be eligible to make such an election or that it will, in fact, make such an election for any given adjustment.

State and Local Tax

We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

As described above under “The Plan,” the shares registered pursuant to this registration statement will be issued pursuant to the terms of our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The shares offered pursuant to the Plan may be purchased directly from us or on the open market. You pay no fees, commissions or expenses of any kind in connection with dividend reinvestments or investments through the Plan. You will pay a sale transaction fee and trading fee (commission) for shares sold through the Plan. See Question 22.

Pursuant to the Plan, we may be requested to approve Large Cash Purchases in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of Plan participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of the $250,000 annual investment limit for which we have received Large Cash Purchase requests under the Plan.

Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which the person would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution of such shares. We may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

LEGAL MATTERS

Legal matters in connection with this prospectus, including the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The Consolidated Financial Statements and related Schedule of Duke Realty and the Operating Partnership as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at www.sec.gov. In addition, since some of our securities are listed on the NYSE, you can read our SEC filings at the offices of the NYSE, 11 Wall Street, New York, New York 10005. Copies of our SEC filings and additional information about Duke Realty may be found on our website at www.dukerealty.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	Duke Realty and the Operating Partnership’s combined Annual Report on Form 10-K for the year ended December 31, 2018;

•

the information specifically incorporated by reference into Duke Realty and the Operating Partnership’s combined Annual Report on Form 10-K for the year ended December  31, 2018 from Duke Realty’s Definitive Proxy Statement on Schedule 14A, filed on March 13, 2019;

•	Duke Realty and the Operating Partnership’s combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•

Duke Realty and the Operating Partnership’s combined Current Reports on Form 8-K (and amendments filed on Form 8-K/A, as applicable) filed on January 31, 2019 , April 25,  2019 and April 25, 2019 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”);

•	the description of our common stock included in our Registration Statement on Form 8-A dated January 2, 1986, as amended; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act and except for Annual Reports on Form 11-K).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Investor Relations

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

Telephone: (317) 808-6005

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses (all of which are estimated except for the SEC registration fee) we expect to incur in connection with the issuance and distribution of the securities being registered under this registration statement, other than underwriting discounts and commissions:

Item	Amount to be paid
SEC registration fee	$2,112
NYSE listing fee	$10,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Printing and reproduction expenses	$1,500
Plan administrator fees and expenses	$90,300

Total	$178,912

Item 15.	Indemnification of Directors and Officers

We are an Indiana corporation. Our officers and directors are and will be indemnified under Indiana law, our Sixth Amended and Restated Articles of Incorporation, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law, or the “IBCL,” requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Our Sixth Amended and Restated Articles of Incorporation do not contain any provision prohibiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Our Sixth Amended and Restated Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Sixth Amended and Restated Articles of Incorporation provides that a director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for voting for or assenting to an unlawful distribution, or (4) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Sixth Amended and Restated Articles of Incorporation generally provides that any of our directors or officers or any person who is serving at our request as a director, officer, employee or agent of another entity shall be indemnified and held harmless by us to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person’s service with or at our request. Section 13.02 of our Sixth Amended and Restated Articles of Incorporation also provides such persons with certain rights to be paid by us the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against us by bringing suit against us.

Our Sixth Amended and Restated Articles of Incorporation authorize us to maintain insurance to protect us and any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the IBCL. We currently maintain officer and director liability insurance.

Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of us and our officers and directors to substantially the same extent provided to our officers and directors in our Sixth Amended and Restated Articles of Incorporation and limits the liability of us and our officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under our Sixth Amended and Restated Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Duke Realty pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

Exhibit No.	Description

4.1	Sixth Amended and Restated Articles of Incorporation of Duke Realty (filed as Exhibit 3.1 to the combined Current Report on Form 8-K of Duke Realty and the Operating Partnership as filed with the SEC on January 5, 2015, and incorporated herein by this reference).

4.2	Fifth Amended and Restated Bylaws of Duke Realty (filed as Exhibit 3.1 to Duke Realty’s Current Report on Form 8-K as filed with the SEC on October 26, 2017, and incorporated herein by this reference).

4.3	Specimen certificate for shares of common stock, $.01 par value (filed as Exhibit 4.1 to the combined Annual Report on Form 10-K of Duke Realty and the Operating Partnership as filed with the SEC on February 16, 2018, and incorporated herein by this reference).

5.1	Opinion of Alston & Bird LLP*

8.1	Tax Opinion of Alston & Bird LLP*

23.1	Consent of Alston & Bird LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of KPMG LLP*

24.1	Power of Attorney (included on the signature page)*

*Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on July 25, 2019.

DUKE REALTY CORPORATION

By:	/s/ James B. Connor
Name: James B. Connor Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James B. Connor and Ann C. Dee, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in any and all capacities, to sign one or more Registration Statements on Form S-3ASR under the Securities Act of 1933 (the “Registration Statement”) for the registration of certain securities of Duke Realty Corporation, any or all amendments to the Registration Statement (including, but not limited to, post-effective amendments), which amendments may make such changes in and additions to the Registration Statement as such attorneys-in-fact may deem necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ James B. Connor James B. Connor	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2019

/s/ Mark A. Denien Mark A. Denien	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2019

/s/ John P. Case John P. Case	Director	July 25, 2019

/s/ Ngaire E. Cuneo Ngaire E. Cuneo	Director	July 25, 2019

/s/ Charles R. Eitel Charles R. Eitel	Director	July 25, 2019

/s/ Norman K. Jenkins Norman K. Jenkins	Director	July 25, 2019

/s/ Melanie R. Sabelhaus Melanie R. Sabelhaus	Director	July 25, 2019

/s/ Peter M. Scott III Peter M. Scott III	Director	July 25, 2019

/s/ David P. Stockert David P. Stockert	Director	July 25, 2019

/s/ Chris Sultemeier Chris Sultemeier	Director	July 25, 2019

/s/ Michael E. Szymanczyk Michael E. Szymanczyk	Director	July 25, 2019

/s/ Warren M. Thompson Warren M. Thompson	Director	July 25, 2019

/s/ Lynn C. Thurber Lynn C. Thurber	Director	July 25, 2019